Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of First National Bancshares, Inc. on Form SB-2 of our report, dated January 28, 2005, related to the consolidated financial statements as of December 31, 2004 and 2003 and for the each of the years in the three year period ended December 31, 2004, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the captions “Experts” and “Summary Consolidated Financial Data” in such Prospectus.

/s/ Elliott Davis LLC

Greenville, South Carolina

August 26, 2005